Exhibit 99.1

SHUREPOWER, LLC.

1

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Shurepower, LLC.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Shurepower, LLC. (the “Company”) as of December 31, 2022 and the related statements of operations, stockholders’ deficiency, and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Shurepower, LLC. as of December 31, 2022 and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Going Concern Uncertainty

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

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Revenue Recognition– Refer to Note 2

Critical Audit Matter Description

Revenue recognition was identified as the critical audit matter due to its significance to the financial statements as a whole. The sale is from a services, products, and project reimbursements.

How the Critical Audit Matter was Addressed in the Audit:

Our principal audit procedures related to the Company’s sales included:

1.	Reviewed the Company’s revenue recognition process and ascertained the Company has adopted ASC 606.
2.	Performed detail testing on sales to ascertain sales are valid and accurate
3.	Performed sales cutoff procedures to verify sales are recorded in the proper period.
4.	Considered the adequacy of the disclosure in the financial statements in relation to sales.

Valley Stream, New York

February 14, 2024

We have served as the Company’s auditor since 2022.

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Report of Independent Registered Public Accounting Firm

To the Members of Shurepower, LLC.

Opinion on the financial statement

We have audited the accompanying balance sheets of Shurepower, LLC. d/b/a Shorepower Technologies (the “Company”) as of December 31, 2021, the related statements of operations and cash flows, for the period ended December 31, 2021, and the related notes collectively referred to as the “financial statements”.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming the company will continue as a going concern as disclosed in Note 3 to the financial statement, the Company has negative working capital of $(1,515,024) for the year ended December 31, 2021, and an accumulated deficit of $(1,581,653) as at December 31, 2021. The continuation of the Company as a going concern through December 31, 2021, is dependent upon improving the profitability and the continuing financial support from its stockholders. Management believes the existing members or external financing will provide the additional cash to meet the Company’s obligations as they become due.

These factors raise substantial doubt about the company ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

OLAYINKA OYEBOLA & CO.

(Chartered Accountants)

We have served as the Company’s auditor since November 2022.

March 13th, 2023.

Lagos, Nigeria

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SHUREPOWER, LLC.

BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$6,341	$3,538
Inventory	6,880	4,269
Total Current Assets	13,221	7,807

Property and equipment, net	—	36,183
Intangible assets	—	6,013
Other assets	1,000	10,000
Total Other Assets	1,000	52,196

Total Assets	$14,221	$60,003

LIABILITIES AND MEMBERS DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	89,052	174,945
Related party payables	1,271,554	1,353,754
Loan payables	111,395	118,635
Total Current Liabilities	1,472,001	1,647,334

Commitments and contingencies

Total Liabilities	1,472,001	1,647,334

Member’s Deficit:
Paid in capital	400,000	—
Accumulated Deficit	(1,857,780)	(1,587,331)
Total Member’s Deficit	(1,457,780)	(1,587,331)
Total Liabilities and Members Deficit	$14,221	$60,003

The accompanying notes are an integral part of these financial statements.

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SHUREPOWER, LLC.

STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2022	2021
Service revenue	$17,174	$181,119
Product sales	2,379	14,514
Other revenue	3,064	10,981
Total revenue	22,617	206,614
Cost of service revenues	44,486	1,468
Gross profit	(21,869)	205,146

Operating expenses:
General and Administrative	36,225	83,619
Depreciation and amortization	6,013	4,831
Compensation expense	124,800	124,800
Professional fees	35,914	14,207
Impairment expense	45,183	—
Total operating expenses	248,135	227,457

Loss from Operations	(270,004)	(22,311)

Other Income / (Expense):
Other income	1,026	9,014
Interest expense	(1,471)	(8,063)
Total Other (Expense) / Income	(445)	951

Net loss	$(270,449)	$(21,360)

The accompanying notes are an integral part of these financial statements.

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SHUREPOWER, LLC.

STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(270,449)	$(21,360)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,013	4,831
Impairment expense	45,183	—
Changes in operating assets and liabilities:
Inventory	(2,611)	2,162
Related party payables	124,800	150,650
Deferred income	—	(175,059)
Accounts payable and accrued expenses	(85,893)	46,823
Net Cash (used) provided by operating activities	(182,957)	8,047

CASH FLOWS FROM INVESTING ACTIVITIES	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loan payable – related party	208,000	—
Repayment of loan payable – related party	(15,000)	—
Convertible Note payable	(7,240)	(5,865)
Net Cash provided (used) by financing activities	185,760	(5,865)

Net change in cash	2,803	2,182
Cash – Beginning of year	3,538	1,356
Cash – End of year	$6,341	$3,538

Cash paid for:
Interest Paid	$—	$—
Taxes Paid	$—	$—

Supplemental non-cash disclosure:
Forgiveness of debt – related party	$400,000	$—

The accompanying notes are an integral part of these financial statements.

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SHUREPOWER, LLC.

STATEMENT OF CHANGES IN MEMBER’S DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Paid in Capital	Accumulated Deficit	Total Member Deficit
Balance, December 31, 2020	$—	$(1,565,971)	$(1,565,971)
Net loss	—	(21,360)	(21,360)
Balance, December 31, 2021	—	(1,587,331)	(1,587,331)
Forgiveness of related party debt	400,000	—	400,000
Net loss	—	(270,449)	(270,449)
Balance, December 31, 2022	$400,000	$(1,857,780)	$(1,457,780)

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SHUREPOWER, LLC.

Notes to the Financial Statements

December 31, 2022 and December 31, 2021

NOTE 1 - DESCRIPTION OF BUSINESS

Shurepower, LLC. (the “Company”) was registered in the state of New York, on July 12, 2004.

The business purpose of the Company is to manufacture and sell transportation electrification equipment.

The Company’s registered office is located at 5291 NE Elam Young Pkwy, Suite 160, Hillsboro, OR 97124.

The Company’s founder and director is Jeff Kim.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States (“GAAP”), and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Use of Estimates

The preparation of these financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to long-lived assets and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents

For financial accounting purposes, cash and cash equivalents are considered to be all highly liquid investments with a maturity of three months or less at the time of purchase.

Inventory

Inventories are stated at the lower of cost or market. Cost is principally determined using the last-in, first-out (LIFO) method. The Company periodically assesses if any of the inventory has become obsolete or if the value has fallen below cost. When this occurs, the Company recognizes an expense for inventory write down. The Company has impaired its inventory down 50% from its original cost. Total inventory at December 31, 2022 and 2021 was $6,880 and $4,269, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining term of the lease or the estimated useful life of the asset. Expenditures for repairs and maintenance are expensed as incurred.

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Intangible Assets

The Company accounts for intangible assets under ASC 350-30, Intangibles – Goodwill and Other. Intangible assets are stated at cost less accumulated amortization. Intangibles are amortized using the straight line method over their useful life and include purchased software as well as trademarks. We review our long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. At each balance sheet date, we evaluate whether events and circumstances have occurred that indicate possible impairment. We use an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable.

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. We adopted this ASU on January 1, 2019. The adoption of ASU 2018-07 did not have a material impact on our financial statements.

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to tax net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of these differences, which will either be taxable or deductible when assets and liabilities are recovered or settled, as well as operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond the Company’s control, it is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred taxes could change in the near term.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of December 31, 2022, and 2021, no liability for unrecognized tax benefits was required to be reported.

Revenue Recognition

The Company follows ASC 606, Revenue from Contracts with Customers, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation.

During the year ended December 31, 2022 and 2021, the Company generated revenues from selling power vending stations (charging stations). The Company considers its performance obligations satisfied upon shipment and/or delivery of the purchased products to the customer. The Company evaluates returns from customers purchasing product on a case-by-case basis and generally will issue replacement product in the limited cases of product returns. The Company has no policy requiring cash refunds.

Cost of Revenue

Cost of revenues includes actual product cost, labor, if any, and direct overheard, which is applied on a per unit basis.

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Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, accounts receivable, and prepaid expenses, short-term borrowings, accounts payable, due to related parties, and other payables and other current liabilities, approximate the fair value of the respective assets and liabilities as of December 31, 2022 and 2021 based upon the short-term nature of the assets and liabilities.

Recent accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has negative working capital of $1,463,780 for the year ended December 31, 2022, minimal revenue and had a net loss of $275,499 for the year ended December 31, 2022. Due to these conditions, it raises substantial doubt about the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon improving the profitability of the Company and the continuing financial support from its stockholders. Management believes the existing members or external financing will provide the additional cash to meet the Company’s obligations as they become due. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 4 – PROPERTY EQUIPMENT AND INTANGIBLES

Property and equipment, net, consists of the following:

	December 31, 2022	December 31, 2021
Buildings	$—	$235,842
Computer	—	4,275
Equipment	—	25,617
TSE Pedestal	—	62,173
Total	—	327,907
Less: accumulated depreciation	—	(291,726)
Total property and equipment, net	$—	$36,181

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	December 31, 2022	December 31, 2021
Software	$—	$5,133
Trademark	—	880
Total intangibles	—	6,013

Depreciation and amortization expense amounted to $6,013 and $4,831 for the years ended December 31, 2022 and 2021, respectively. During the year ended December 31, 2022, all property, equipment and intangibles were fully impaired or amortized, as they have been held beyond their useful life per the Company’s depreciation and amortization policy. The Company recognized impairment expense of $45,183 for the year ended December 31, 2022.

NOTE 5 - LOANS PAYABLE

As of December 31, 2022 and 2021, the Company has a loan payable to a third party of $111,395 and $118,635, respectively. The loan is non-interest bearing and due on demand.

NOTE 6 - RELATED PARTY TRANSACTIONS

On February 15, 2022, the Company issued a Promissory Note to Jeff Kim, in the amount of $200,000 for funds loaned to the Company on February 15, 2022. The note matures in twenty years and accrues interest at 6.58% per annum. The Company began monthly payments of $1,500 of principal on April 1, 2022. Two monthly payments were made in December 2022. The note does not carry prepayment penalty. As of December 31, 2022, the balance due on this note is $185,000.

On March 1, 2022, the Company issued a Promissory Note to Jeff Kim, in the amount of $248,954. The amount of the note is the balance due to Mr. Kim for loans to the Company beginning in 2017. The note matures in ten years and accrues interest at 6.63% per annum beginning April 1, 2023. The Company is to begin monthly payments of principal and interest of $2,900 on April 1, 2023, or within one year without penalty. As of December 31, 2022, there is $248,954 due on this note.

On December 31, 2022, the Company issued a Promissory Note to Jeff Kim, in the amount of $1,237,600. The amount of the note is the balance due to Mr. Kim for accrued compensation. The note matures in ten years and accrues interest at 6.42% per annum beginning April 1, 2023. The Company is to begin monthly payments principal and interest of $14,000 on April 1, 2023, or within one year without penalty. On December 31, 2022, Mr. Kim forgave $400,000 of the principal amount of the note. The amount has been credited to paid in capital.

NOTE 7 - SUBSEQUENT EVENTS

In accordance with ASC 855-10 the Company has analyzed its operations subsequent to December 31, 2022, and to the date these financial statements were issued, and has determined that it does not have any subsequent event to disclose in these financial statements other than the following.

On November 23, 2022, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with United States Basketball League, Inc. (“USBL”) under which Shorepower was merged with and into USBL (the “Merger”). The Closing of the Merger occurred on March 22, 2023.

On March 22, 2023, the Company entered into an executive employment agreement with its executive officer, Jeff Kim. Under the terms of his employment agreement, Mr. Kim’s annual base salary is $200,000 but payment of such salary is subject to the cash flow of the Company as determined by the Board and agreed to by Mr. Kim and any payment cannot exceed $10,000 per month for the nine months from the date of the employment agreement. Alternatively, Mr. Kim may elect to defer his salary and receive repayment of his current outstanding loans to the Company, not to exceed $10,000 per month, for nine months from the date of his employment agreement.

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